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Exhibit 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (33-46836 and 333-64799) of Warwick Valley Telephone Company of our report dated March 24, 2004 except for Note 2 as to which the date is July 1, 2004, relating to the financial statements of Warwick Valley Telephone Company at December 31, 2003 and for the year then ended, which appears in this Form 10-K/A. We also consent to the incorporation by reference of our report dated March 24, 2004 except for Note 2 as to which the date is July 1, 2004, relating to the consolidated financial statement schedule, which appears in this Form 10-K/A.



/s/ PricewaterhouseCoopers LLP

New York, New York
November 10, 2004



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